Exhibit 10.1

2013 Incentive Compensation Plan Effective January 1, 2013 Employee Robert E. Balletto Estimated 2013 Salary 194,000 $ Title President/CEO Estimated 2013 Target 18% 34,920 $ Thresholds Maintain CAMELS rating at one of the two highest ratings Maintain an Asset Quality Rating of "Satisfactory" or better Goal #1: Achieve ROA Annual Payout Target 60% = 20,952 $ Goals Payout 95% of Budget 6,914 $ At Budget 13,828 $ 106% of Budget 20,952 $ Stretch Goal Every .04% over 106% of Budget 6,914 $ Goal #2: Achieve Efficiency Ratio Annual Payout Target 40% = 13,968 $ Goals Payout 102% of Budget $ 4,656 At Budget 9,312 $ 97% of Budget 13,968 $ Stretch Goal Every 2% under 97% of Budget 4,656 $ NOTES: Bonus targets are based on Georgetown Bancorp Inc. 2013 budget. All dollar figures are based on estimates of annualized salary. Incentive payments are based on the employee's actual base compensation for the fiscal year, which includes straight time pay, vacation, holiday, personal, sick and jury duty pay. Overtime and other payments including previous year's bonus payout will be excluded from the calculation. To be eligible for the Incentive Compensation, the employee must be actively employed, performing at a level of "satisfactory" or above, and not be on a written warning at the time of the incentive payment. The Bank shall have the right to rescind and recoup or "clawback" incentive payments paid under this plan if the Compensation Committee concludes that such awards were paid out based on information that is later found to be materially incorrect, including payments that were determined, in whole or in part, on financial statement information that is subsequently restated.